Exhibit 10.4

H&R BLOCK, INC.
2013 LONG TERM INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION
AWARD AGREEMENT

This Award Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (“H&R Block”), and [Participant Name] (“Participant”).

WHEREAS, H&R Block provides certain incentive awards (“Awards”) to key employees of subsidiaries of H&R Block under the H&R Block, Inc. 2013 Long Term Incentive Plan (the “Plan”);

WHEREAS, Participant has been selected by the Board, the Compensation Committee, or the Chief Executive Officer of H&R Block to receive an Award under the Plan; and

WHEREAS, receipt of this Award is conditioned upon Participant’s execution of this Award Agreement within 180 days of [Grant Date], wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board.

NOW THEREFORE, in consideration of the parties’ promises and agreements set forth in this Award Agreement, the sufficiency of which the parties hereby acknowledge,

IT IS AGREED AS FOLLOWS:

1.    Stock Option.
1.1    Grant of Stock Option. As of [Grant Date] (the “Grant Date”), H&R Block grants Participant the right and option to purchase [Number of Shares Granted] shares of Common Stock (this “Stock Option”). This Stock Option is not an “incentive stock option” as defined in Code Section 422(b).
1.2    Option Price. The price per share of Common Stock subject to this Stock Option is [Grant Price], which is the Closing Price on [Grant Date] (the “Option Price”).
1.3    Vesting Conditions. In order to become vested in the Stock Option, Participant must remain continuously employed with Company through the applicable Vesting Date as set forth in Section 1.4. Except as otherwise provided in this Award Agreement, or absent a written agreement to the contrary, if Participant’s employment with Company terminates before a Vesting Date, for any reason other than those set forth in Section 1.5, then the unvested portion of the Stock Option, if any, shall be forfeited by Participant, and Participant shall have no right to purchase shares of Common Stock related thereto.
1.4    Vesting Dates. Subject to Section 1.3, this Stock Option shall vest on the dates noted below (each, a “Vesting Date”) and become exercisable in installments, which shall be cumulative, with regard to the percentage of the number of shares of Common Stock subject to this Stock Option indicated next to each Vesting Date set forth in the table below:

Vesting Date	Percent of Stock Option Subject to Vesting on Such Vesting Date

First Anniversary of the Grant Date	33 1/3%
Second Anniversary of the Grant Date	33 1/3%
Third Anniversary of the Grant Date	33 1/3%

If the percentage of the aggregate number of shares of Common Stock subject to this Stock Option scheduled to vest on a Vesting Date is not a whole number of shares, then the amount vesting on such Vesting Date shall be rounded up or down to the nearest whole number of shares for each Vesting Date in accordance with the administrative systems established by Company’s third-party stock plan administrator, except that the amount vesting on the final Vesting Date shall be such that 100% (and for the avoidance of doubt, no more than 100%) of the aggregate number of shares of Common Stock subject to this Stock Option shall be cumulatively vested as of the final Vesting Date.

1.5    Acceleration of Vesting. Notwithstanding Section 1.4, this Stock Option, or a portion thereof, vests on the occurrence of any of the following events:
(a)    Termination Related to Change in Control. Upon Participant’s Qualifying CIC Separation, 100% of this Stock Option not already vested shall immediately vest and become exercisable upon the later of the date of the Change in Control and Participant’s Last Day of Employment.
(b)    Termination Related to Death or Disability. Upon Participant’s Termination of Employment due to death or Disability that occurs at least one year after the Grant Date, 100% of this Stock Option not already vested shall immediately vest and become exercisable upon Participant’s Last Day of Employment.
(c)    Termination Related to Retirement. Upon Participant’s Termination of Employment due to Retirement at least one year after the Grant Date, a pro-rata portion of this Stock Option shall immediately vest and become exercisable upon Participant’s Last Day of Employment. The pro-rata portion of this Stock Option shall be equal to a percentage based upon the number of whole months of service completed between the Grant Date and Participant’s Last Day of Employment divided by thirty-six (36), minus the number of shares that already vested pursuant to Section 1.4 and rounded up to the next whole share.
(d)    Other Termination of Employment. All unvested portions of this Stock Option shall be forfeited upon occurrence of Participant’s Termination of Employment that is not described in subsection (a), (b) or (c).
1.6    Term of Option. No portion of this Stock Option may be exercised after [Expiration Date] (the “Expiration Date”). Except as provided in this Section 1.6, this Stock Option shall terminate when Participant ceases, for any reason, to be an employee of Company:
(a)    After Qualifying CIC Separation or Retirement. If Participant ceases to be an employee of Company on account of a Qualifying CIC Separation or Retirement, Participant may

exercise any vested portion of this Stock Option at any time for a period of up to three (3) years after Participant’s Last Day of Employment, but in no event after the Expiration Date.
(b)    After Involuntary Termination of Employment without Cause. If Participant ceases to be an employee of Company on account of an involuntary Termination of Employment without Cause that is not a Qualifying CIC Separation, and no Comparable Position is offered, Participant may exercise any vested portion of this Stock Option at any time for a period of up to eighteen (18) months after Participant’s Last Day of Employment, but in no event after the Expiration Date.
(c)    After Participant’s Death or Disability. If Participant ceases to be an employee of Company because of Disability or death, Participant, or the person or persons to whom Participant’s rights under this Award Agreement pass by Participant’s will or laws of descent and distribution, as applicable in the case of death, may exercise any vested portion of this Stock Option at any time for a period of up to twelve (12) months after Participant’s Disability or date of death, as applicable, but in no event after the Expiration Date.
1.7    Exercise of Stock Option. This Stock Option shall be exercisable by Participant by giving notice of exercise to Company, in the manner specified by Company, specifying the number of whole shares to be purchased, and accompanied by full payment of the purchase price. The right to purchase shall be cumulative, so that the full number of shares of Common Stock that become purchasable at any time need not be purchased at such time, but may be purchased at any time or from time to time thereafter (but before the termination of this Stock Option).
1.8    Payment of the Option Price. Full payment of the Option Price for shares purchased shall be made at the time Participant exercises this Stock Option. Payment of the aggregate Option Price may be made in (a) cash (which may include same day sales through a broker), (b) by delivery of Common Stock (with a value equal to the Closing Price of Common Stock on the last trading date preceding the date on which this Stock Option is exercised), or (c) a combination thereof.
1.9    No Shareholder Privileges. Neither Participant nor any person claiming under or through him or her shall be, or have any of the rights or privileges of, a shareholder of H&R Block (including the right to vote shares or to receive dividends) with respect to any of the Common Stock issuable upon the exercise of this Stock Option, unless and until such shares of Common Stock shall have been duly issued and delivered to Participant as a result of such exercise of any vested portion of this Stock Option. No dividend equivalents shall be issued with respect to this Stock Option.
2.    Covenants.
2.1    Consideration for Award under the Plan. Participant acknowledges that Participant’s agreement to this Section 2 is a key consideration for the Award made under this Award Agreement. Participant hereby agrees to abide by the covenants set forth in Sections 2.2, 2.3, 2.4, 2.5, 2.6, and 2.7.
2.2    Covenant Against Competition. During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, Participant acknowledges and agrees he or she will not, directly or indirectly, establish or engage in any business or organization, or own or control any interest in, be employed by, or act as an officer, director, consultant, advisor, or lender to, any of the following located in those geographic markets where Participant has had direct and substantial involvement in Company’s operations in such geographic markets: (a) any entity that engages in any business competitive with the business activities of Company including, without limitation, its assisted and digital (including software) tax services businesses (“Prohibited Companies”); (b) any financial institution or business where any of Participant’s duties or activities would relate to or assist in providing services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers; or (c) any financial institution or business whose primary purpose is to provide services or products to one or more of the Prohibited Companies for use in connection with products, services or assistance being provided to customers. Without limiting clause (c), any financial institution or business whose profits or revenues from the provision of services or products to the Prohibited Companies exceeds 25% of total profits or revenues, as the case may be, shall be deemed to be covered by clause (c). For Participants whose primary place of employment as of the Last Day of Employment is in Puerto Rico or Arizona, the restrictions in this Section 2.2 shall be limited to one (1) year following Participant’s Last Day of Employment. The restrictions in this Section 2.2 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in California or North Dakota; provided, however, to the extent permitted under such states’ laws, Company nevertheless retains all rights and remedies set forth in Sections 2.8 and 2.9 in lieu of enforcing the restrictive covenant set forth in this Section 2.2. Notwithstanding the foregoing, if Participant has a standalone employment agreement with Company and such employment agreement includes covenants against competition or non-solicitation of customers, the scope, but not the duration, of such covenants shall apply solely for purposes of Sections 2.2 and 2.4, but shall have no other effect on this Award Agreement.  All other covenants contained in this Section 2 shall apply to Participant notwithstanding any covenants or other terms contained in any other agreement.
2.3    Covenant Against Solicitation of Employees. Participant acknowledges and agrees that, during the period of Participant’s employment and for one (1) year after his or her Last Day of Employment, Participant will not directly or indirectly: (a) recruit, solicit, or otherwise induce any employee of Company to leave the employment of Company or to become an employee of or otherwise be associated with Participant or any company or business with which Participant is or may become associated; or (b) hire any employee of Company as an employee or otherwise in any company or business with which Participant is or may become associated. The restrictions in this Section 2.3 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in Wisconsin; provided, however, to the extent permitted under such state’s laws, Company nevertheless retains all rights and remedies set forth in Sections 2.8 and 2.9 in lieu of enforcing the restrictive covenant set forth in this Section 2.3.
2.4    Covenant Against Solicitation of Customers. During the period of Participant’s employment and for two (2) years after his or her Last Day of Employment, Participant acknowledges and agrees that he or she will not, directly or indirectly, solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a customer of Company for purposes of engaging in any business transaction of the nature performed by Company, or contemplated to be performed by Company, provided that this Section 2.4 will only apply to customers for whom Participant personally provided services while employed by Company or customers about whom or which Participant acquired material information while employed by Company. For Participants whose primary place of employment as of the Last Day of Employment is in Puerto Rico or Arizona, the restrictions in this Section 2.4 shall be limited to one (1) year following Participant’s Last Day of Employment. The restrictions in this Section 2.4 shall not apply if Participant’s primary place of employment as of the Last Day of Employment is in California or

North Dakota; provided, however, to the extent permitted under such state’s laws, Company nevertheless retains all rights and remedies set forth in Sections 2.8 and 2.9 in lieu of enforcing the restrictive covenant set forth in this Section 2.4.
2.5    Covenant Against Disclosure of Confidential Information. Participant acknowledges and agrees: (a) that “Confidential Business Information” includes, but is not limited to, Company’s client lists and information, employee lists and information, developments, systems, designs, software, databases, know-how, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections, prices, and acquisition and disposition plans, regardless of whether any court determines that such information constitutes a trade secret as defined by applicable law; and (b) that (i) Company has spent many years developing its business and clients, and is engaged in a continuous program of developing its business and clients, (ii) Company’s methods of operation are unique within the industry, (iii) Participant’s position creates a relationship of confidence and trust between Participant and Company with respect to Company’s Confidential Business Information, and (iv) Participant’s disclosure of Confidential Business Information could substantially injure Company’s present and planned business.
Therefore, Participant agrees that at all times during employment and for a period of two (2) years after Participant’s Last Day of Employment with Company, Participant shall keep in strictest confidence and trust all Confidential Business Information. During this period, Participant shall not use or disclose any Confidential Business Information without the written consent of Company, except as may be necessary in the ordinary course of performing duties as an employee of Company or as may be required by law.
Notwithstanding the foregoing, to the extent that any Confidential Business Information satisfies the legal definition of “trade secret,” and for so long as such information remains a trade secret, Participant shall keep in strictest confidence such trade secret and not use or disclose any such trade secret without the written consent of Company, except as may be necessary in the ordinary course of performing duties as an employee of Company or as may be required by law. Participant acknowledges that trade secrets include, but are not limited to, Company’s client lists and all information identifying its clients, and all information pertaining to Company’s business development, marketing plans, product information, business and financial information and plans, and strategies.
Notwithstanding any other provision of this Award Agreement, nothing herein prevents Participant from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information. Notwithstanding Participant's agreement to keep in confidence and trust any Confidential Business Information and not to use or disclose any Confidential Business Information, Participant, as provided by the Federal Defend Trade Secrets Act, will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Business Information made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.6    Covenant Regarding Company Property. Participant acknowledges and agrees that as between Participant and Company, all Confidential Business Information is the sole and exclusive property of Company and/or Company’s nominee(s) or assign(s). Participant hereby assigns and agrees to assign to Company any rights Participant may have or may acquire in such Confidential Business Information.
In the event that Participant conceives or develops, in whole or in part, any inventions, discoveries, ideas, concepts, strategies, plans, processes, systems, products, services, know-how, technology, software, website content, writings, expressions, designs, artwork, graphics, names, logos or other proprietary developments while employed by Company that (a) directly or indirectly relate in any way to or arise out of Participant’s job responsibilities or the performance of the duties or assigned tasks of Participant with Company; or (b) directly or indirectly relate or pertain in any way to the existing or reasonably anticipated business, products, services, or other activities of Company; or (c) were otherwise conceived or developed, in whole or in part, using Company time or materials or based upon Confidential Business Information (collectively, the “Developments”), all right, title, and interest in and to the Developments including, without limitation, all patent, copyright, trademark, trade secret and other proprietary rights therein shall become the sole and exclusive property of Company and/or Company’s nominee(s) or assign(s).

Participant acknowledges that any Developments subject to copyright protection shall be considered “works-for-hire” on behalf of Company as such term is defined under the copyright laws of the United States. All right, title and interest in such Developments or components thereof shall automatically vest in Company and Company shall be the author and exclusive owner thereof including, without limitation, all copyrights (and renewals and extensions thereof), merchandising and allied, ancillary and subsidiary rights therein. To the extent that any of the Developments, or any portion thereof, may not qualify as a work-for-hire or for copyright protection, Participant hereby irrevocably assigns and agrees to assign in the future all right, title, and interest in and to the Developments to Company or Company’s nominee(s) or assign(s), including, without limitation, all patent, copyright, trademark, trade secret and any and all other proprietary rights therein.

Participant will keep and maintain adequate and current written records of the conception and development of Developments in the form of notes, sketches, drawings, reports or other documents relating thereto, which records shall be and shall remain the sole and exclusive property of Company and shall be available to Company at all times.

Participant further agrees to execute and deliver all documents and do all acts that Company shall deem necessary or desirable to secure to Company or its nominee(s) or assignee(s) the entire right, title and interest in and to the Confidential Business Information and Developments, at Company’s expense. Participant further agrees to cooperate with Company as reasonably necessary to maintain or enforce Company’s rights in the Confidential Business Information and Developments.
In the event Participant’s employment terminates, Participant shall promptly deliver to Company the originals and all copies of all Confidential Business Information, Developments and other materials and property of any nature belonging to Company and obtained during the course of, or as a result of, Participant’s employment with Company. In addition, upon such termination, Participant shall not remove from the premises of Company any of its documents or property.

2.7    Non-Disparagement. Participant agrees, that after his or her Last Day of Employment, Participant will not disparage Company or any of its directors, officers, executives, employees, agents or other Company representatives (“Related Parties”), or make or solicit any comments to the media or others that may be considered derogatory or detrimental to the good business name or reputation of Company or Related Parties. This clause has no application to any communications with the Equal Employment Opportunity Commission or any state or local agency responsible for investigation and enforcement of discrimination laws.
2.8    Forfeiture of Rights. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 2, Participant shall forfeit all rights to payments or benefits under the Plan. Any portion of this Stock Option that remains unexercised on such date shall terminate, be forfeited and be incapable of vesting.
2.9    Remedies. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 2, whether before, on or after any settlement of an Award under the Plan, then Participant shall promptly pay to Company an amount equal to the aggregate Amount of Gain Realized by Participant pursuant to this Award Agreement (including upon exercise of this stock option) after the date occurring one (1) year before Participant’s Last Day of Employment; provided, however, to the extent the violation occurs before the exercise of this entire Stock Option, all rights to payments or benefits under the Plan and all unexercised portions of this Stock Option shall terminate, be forfeited and be incapable of vesting in accordance with Section 2.8. Participant shall pay Company within three (3) business days after the date of any written demand by Company to Participant.
2.10    Remedies Payable. Participant shall pay the amounts described in Section 2.9 in cash or as otherwise determined by Company.
2.11    Remedies without Prejudice. The remedies provided in this Section 2 shall be without prejudice to the rights of Company to recover any losses resulting from the applicable conduct of Participant, and shall be in addition to any other remedies Company may have, at law or in equity, resulting from such conduct.
2.12    Survival. Participant’s obligations in this Section 2 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Award Agreement for any reason.
2.13    Tolling. The restricted period for each of the covenants in this Award Agreement shall be tolled during (a) any period(s) of violation that occur during the original restricted period; and (b) any period(s) of time required by litigation to enforce the covenant (other than any periods during which Participant is enjoined from engaging in the prohibited activity and is in compliance with such order of enjoinment) provided that the litigation is filed within one year following the end of the two-year period immediately following the cessation of employment.
3.    Non-Transferability of Award. This Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event this Award and the rights and privileges hereby granted shall immediately become null and void.
4.    Miscellaneous.
4.1    No Employment Contract. This Award Agreement does not confer on Participant any right to continued employment for any period of time, and is not an employment contract.
4.2    Clawback. If a restatement of H&R Block’s financial results occurs and (a) the vesting or the Amount of Gain Realized with respect to any portion of this Award, or (b) the vesting or issuance of performance-based Shares pursuant to any other award granted under the Plan or any other company-sponsored equity compensation plan, or (c) any other cash compensation received by Participant pursuant to a Company-sponsored incentive plan, would not have occurred, been paid or would have been reduced if the results represented by the restatement were known as of the time of the original issuance of the financial results, Participant may be required to reimburse Company for the Amount of Gain Realized related to this Award. The Committee has sole discretion to make all determinations that may be made pursuant to this section, including the amount of reimbursement.
4.3    Adjustment of Shares. If any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affects the Common Stock or the value thereof, the Committee shall make such adjustments and other substitutions to this Award Agreement as the Committee determines necessary or appropriate to prevent dilution or enlargement of benefits or potential benefits intended to be made available under this Award Agreement, in a manner the Committee deems equitable or appropriate, taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, and in the number, class, kind and option or exercise price of securities subject to the Award Agreement (including, if the Committee deems appropriate, the substitution of awards denominated in the shares of another company).
4.4    Merger, Consolidation, Reorganization, Liquidation, etc. If H&R Block shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, all Plan awards outstanding on the effective date of the consummation of the transaction shall be treated in the manner the Committee, in its discretion, deems equitable and appropriate after taking into consideration relevant facts, including the accounting and tax consequences. Such treatment need not treat all Awards (or all portions of an Award) in an identical manner. Such treatment may include, but is not limited to, the substitution of new Awards, or for any Awards then outstanding, the assumption of any such Awards or the cancellation of such Awards for a payment to Participant in cash or other property in an amount equitably determined by the Committee (and, for the avoidance of doubt, such cancellation may be without any payment to Participant in the event the Committee determines that the intrinsic value of the Award is zero or negative). Any such arrangements shall be binding upon Participant and any action taken under this Section 4.4 shall either preserve an Award’s status as exempt from Code Section 409A or comply with Code Section 409A.

4.5    Interpretation and Regulations. The Committee shall have the full power and authority provided under Section 4.2 of the Plan and provided by delegation by the Board, subject to the terms of the Plan, and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board. Such power and authority shall include, but not be limited to, the power and authority to: (a) interpret and administer the Plan, the Award Agreement, and any instrument or agreement entered into under or in connection with the Plan; (b) correct any defect, supply any omission or reconcile any inconsistency in the Plan or the Award Agreement in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (c) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan and Award; (d) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and Award; (e) determine whether, to what extent and under what circumstances the Award shall be canceled or suspended; and (f) determine, for purposes of the Plan and this Award Agreement, (i) the date and circumstances that constitute a cessation or termination of employment, (ii) whether such cessation or termination is the result of Retirement, death, Disability, termination without Cause or any other reason, and (iii) what constitutes continuous employment with respect to vesting under this Award Agreement. Notwithstanding the foregoing, leaves of absence approved by the Committee or transfers of employment among the subsidiaries of H&R Block shall not be considered an interruption of continuous employment under the Plan, unless otherwise required by Code Section 409A.
4.6    Reservation of Rights. If at any time Company determines that qualification or registration of this Stock Option or any shares of Common Stock subject to this Stock Option under any federal, state or other applicable securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of executing an Award or providing a benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions Company deems unacceptable.
4.7    Withholding of Taxes. Company shall make the delivery of shares of Common Stock pursuant to this Award Agreement net of all federal, state, local or foreign taxes required to be paid or withheld as a result of the delivery of shares of Common Stock. Unless otherwise determined pursuant to established procedures pursuant to the Plan, the number of shares of Common Stock withheld shall be based on the Fair Market Value of such shares on the exercise date and the minimum required tax withholding rate for Participant (or such other rate that will not cause an adverse accounting consequence or cost to Company).
4.8    Reasonableness of Restrictions, Severability and Court Modification. Participant and Company agree that the restrictions contained in this Award Agreement are reasonable, but, should any provision of this Award Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable or unreasonable in scope, the validity, legality and enforceability of the other provisions of this Award Agreement will not be affected thereby, and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by Company and Participant to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, will be enforced.

4.9    Waiver. The failure of Company to enforce at any time any terms, covenants or conditions of this Award Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Award Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of H&R Block.
4.10    Plan Control. The terms of this Award Agreement are governed by the terms of the Plan, as it exists on the Grant Date (except to the extent the Plan is amended from time to time and such amendment is intended to have retroactive effect). Except where the Plan expressly permits an award agreement to provide for different terms, if any provisions of this Award Agreement conflict with any provisions of the Plan, the terms of the Plan shall control.
4.11    Notices. Any notice to be given to Company or election to be made under the terms of this Award Agreement shall be addressed to Company (Attention: Long Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105, or at such other address or by such other means as Company may hereafter designate in writing to Participant. Any notice to be given to Participant shall be addressed to Participant at the last address of record with Company or at such other address as Participant may hereafter designate in writing to Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid. Notwithstanding the foregoing, any notice of exercise of an option with respect to the Award shall be deemed to have been received upon the actual date of receipt by Company as provided herein.
4.12    Choice of Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.
4.13    Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Award Agreement must be brought in the Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Participant agrees and submits to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block.
4.14    Attorneys Fees. Participant and Company agree that in the event of litigation to enforce the terms and obligations under this Award Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorneys fees.
4.15    Relationship of the Parties. Participant acknowledges that this Award Agreement is between H&R Block and Participant. Participant further acknowledges that H&R Block is a holding company and that Participant is not an employee of H&R Block.
4.16    Headings. The section headings herein are for convenience only and shall not be considered in construing this Award Agreement.

4.17    Amendment. No amendment, supplement, or waiver to this Award Agreement is valid or binding unless in writing and signed on behalf of H&R Block by an officer of H&R Block, and, if materially adverse to Participant, signed by Participant.
4.18    Execution of Agreement. This Award Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Awards made hereunder, unless and until it has been (a) signed by Participant within 180 days of the Grant Date, (b) signed on behalf of H&R Block by an officer of H&R Block, and (c) returned to H&R Block.
This Award Agreement may be signed by the parties via facsimile or electronic signature, as acceptable to Company, and may be signed by H&R Block via stamped signature.
4.19    WAIVER OF JURY TRIAL. PARTICIPANT KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, ACTION OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT.

5.    Definitions. Whenever a term is used in this Award Agreement, the following words and phrases shall have the meanings set forth below or as set forth in the Plan unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.
5.1    Amount of Gain Realized. The Amount of Gain Realized shall be equal to the number of shares of Common Stock purchased pursuant to an exercise of this Stock Option multiplied by the difference between the actual market price of one share of Common Stock at the time of exercise and the Option Price; provided, however, to the extent the actual market price of one share of Common Stock at the time of exercise cannot be determined, the Amount of Gain Realized shall be equal to the number of shares of Common Stock purchased pursuant to an exercise of this Stock Option multiplied by the difference between the Fair Market Value of Common Stock on the date of exercise and the Option Price.
5.2    Board. Board means the Board of Directors of H&R Block.
5.3    Cause. Cause means those actions or omissions that constitute cause for termination under the written Company severance plan that applies to Participant. If no severance plan applies to Participant or if the applicable severance plan does not define “Cause,” then Cause shall have the meaning found in the H&R Block Severance Plan, or any successor to that plan. Notwithstanding any of the foregoing, if Participant has a standalone employment agreement with Company and such employment agreement includes a definition for cause, the definition of cause in the employment agreement shall apply.
5.4    Change in Control. Change in Control means the occurrence of one or more of the following events:
(a)    Any one person, or more than one person acting as a group, acquires ownership of stock of H&R Block that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of H&R Block. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of H&R Block, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 5.4(a).
(b)    Any one person, or more than one person acting as a group, acquires (when combined with all other acquisitions of H&R Block stock acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of H&R Block possessing 35 percent or more of the total voting power of the stock of H&R Block. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which H&R Block acquires its stock in exchange for property will not be treated as an acquisition of stock for purposes of this Section 5.4(b), but will be treated as an acquisition of stock for purposes of Section 5.4(a).
(c)    A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.
(d)    Any one person, or more than one person acting as a group, acquires (when combined with all other acquisitions of H&R Block assets acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from H&R Block that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of H&R Block immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of H&R Block, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in Control event under this Section 5.4(d) when there is a transfer to an entity that is controlled by the shareholders of H&R Block immediately after the transfer. A transfer of assets by H&R Block is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of H&R Block (immediately before the asset transfer) solely in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by H&R Block; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of H&R Block; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.
For purposes of this section, persons will be considered to be acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Code Section 409A.

5.5    Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. If the exchange is closed on the day on which the Closing Price is to be determined or if there were no sales reported on such date, the Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.
5.6    Code. Code means the Internal Revenue Code of 1986, as amended.
5.7    Committee. Committee means the Compensation Committee of the Board.
5.8    Common Stock. Common Stock means the common stock of H&R Block, without par value.
5.9    Company. Company means H&R Block, Inc., a Missouri corporation, and includes its “subsidiary corporations” (as defined in Code Section 424(f)) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.
5.10    Comparable Position. Comparable Position means a position where:
(a)    Participant’s primary work location would be within 50 miles of Participant’s current primary work location, and
(b)    Participant’s compensation rate (salary and target bonus) would be no more than 10% below Participant’s current compensation rate.
5.11    Disability. Disability or disabled means, determined in accordance with the following determination periods:
(a)    If Participant has coverage under a group long-term disability program maintained by Company, Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of at least three months under such program; or
(b)    If Participant does not have coverage under a group long-term disability program maintained by Company, Participant is unable to engage in any substantial gainful activity for a period of at least 9 months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
For this purpose, Participant shall be deemed to have incurred a Disability on the last day of the applicable determination period above. Notwithstanding the foregoing, if Participant has a standalone employment agreement with Company and such employment agreement includes a definition of disability, the definition in the employment agreement shall apply.
5.12    Fair Market Value. Fair Market Value means the Closing Price for one share of Common Stock.
5.13    Good Reason Termination. Good Reason Termination means a Termination of Employment initiated by Participant that is related to one or more conditions described in subsection (a), and that is subject to the timing, notice and remedy provisions of subsection (b):

(a)    Conditions for Good Reason Termination. The conditions that qualify for Good Reason Termination shall be those conditions provided in the definition of Good Reason Termination under the written Company severance plan that applies to Participant, unless Participant has a standalone employment agreement with Company and such employment agreement includes such definition (or a definition of “Good Reason”), in which case the definition in the employment agreement shall apply. For the avoidance of doubt, any such definition shall only apply with respect to determining the conditions that constitute “Good Reason.” The periods of time relating to the initial existence, notice, and remedy of any such condition are determined solely as described in subsection (b). If no severance plan or employment agreement applies to Participant or if neither includes a definition of “Good Reason” or “Good Reason Termination,” then the conditions that qualify for Good Reason Termination are:
(i)    A change in Participant’s primary work location that is more than 50 miles from Participant’s previous primary work location, or
(ii)    A diminution of Participant’s compensation rate (salary and target bonus) of more than 10%.
(b)    Timing, Notice and Remedy Requirements. Participant’s voluntary Termination of Employment qualifies as a Good Reason Termination only if such Termination of Employment occurs within 18 months after a Change in Control because of a qualifying condition described in subsection (a), and only if (i) the initial existence of the condition occurs no more than 75 days before the Change in Control, or occurs on or after the Change in Control; (ii) Participant does not consent to the condition; and (iii) Company does not substantially remedy the condition (as further described in this section).
Participant must provide notice no more than 30 days after the initial occurrence of the event; provided, however, if the event initially occurs within the 75 day period preceding a Change in Control, notice must be provided by the earlier of (i) 90 days of the date of the initial occurrence and (ii) 30 days after the date of the Change in Control. During the 30 days following receipt of the notice, Company may take steps to substantially remedy the event, occurrence or condition for which notice was given, in which case a Good Reason Termination will not occur as a result of the condition.
5.14    Last Day of Employment. Last Day of Employment means the date of Participant’s Termination of Employment.
5.15    Qualifying CIC Separation. Qualifying CIC Separation means (a) a Good Reason Termination or (b) Company’s involuntary Termination of Employment of Participant without Cause no more than 75 days before or 18 months after a Change in Control; provided, however, that Qualifying CIC Separation described under subsection (b) does not include the elimination of Participant’s position where Participant was offered a Comparable Position with Company or with a party (or a subsidiary or an affiliate of such a party) that acquires any asset from Company.
5.16    Retirement. Retirement means Participant’s voluntary Termination of Employment with Company at or after the date Participant (a) attains age 60 or (b) attains age 55 and completes at least five (5) years of service with Company.

5.17    Stock Option. Stock Option means the right to purchase, upon exercise of a stock option granted under the Plan, shares of Common Stock. The right and option to purchase shares of Common Stock pursuant to this Award Agreement shall not constitute and shall not be treated for any purpose as an “incentive stock option,” as such term is defined in Code Section 422(b).
5.18    Termination of Employment. Termination of Employment, termination of employment and similar references mean a separation from service within the meaning of Code Section 409A. If Participant is an employee, Participant will generally have a Termination of Employment if Participant voluntarily or involuntarily terminates employment with Company. A termination of employment occurs if the facts and circumstances indicate that Participant and Company reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Participant will perform after such date (whether as an employee, director or other independent contractor) for Company will decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee, director or other independent contractor) over the immediately preceding 36-month period (or full period of services if Participant has been providing services for less than 36 months). For purposes of this Section 5.18, “Company” includes any entity that would be aggregated with Company under Treasury Regulation 1.409A-1(h)(3).
6.    ACKNOWLEDGEMENT OF COVENANTS AND WAIVERS.
6.1    Participant understands and acknowledges that this Award Agreement confers both rights and obligations upon Participant.
6.2    Participant has reviewed this Award Agreement in its entirety and understands that by signing this Award Agreement, Participant agrees to all of its terms, including, but not limited to, the covenants set forth in Section 2 of this Award Agreement, the Choice of Forum and Jurisdiction, and the Waiver of Jury Trial set forth in Section 4 of this Award Agreement.
6.3    Participant acknowledges that Company has advised Participant to seek his or her own legal counsel before signing this Award Agreement and that Participant has consulted or has had the opportunity to consult with his or her personal attorney before executing this Award Agreement.

[Signature Page Follows.]

In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.

The parties hereto have executed this Award Agreement.

Participant Name:     [Participant Name]

Date Signed:        [Acceptance Date]

H&R BLOCK, INC.
By:

William C. Cobb
President and Chief Executive Officer